Exhibit 99.1

Investor Relations

Heather Hille

Director, Investor Relations

(952) 887-8923, heather.hille@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Second Quarter Earnings

•                  Strong professional sales drive record operating results for the quarter

•                  Net earnings per share for the quarter up 15.2 percent to a record $1.89

•                  Early spring retail momentum slowed by less favorable weather late in the quarter

BLOOMINGTON, Minn. (May 19, 2016) — The Toro Company (NYSE: TTC) today reported net earnings of $105.7 million, or $1.89 per share, on a net sales increase of 1.2 percent to $836.4 million for its 2016 second quarter ended April 29, 2016. In the comparable fiscal 2015 period, the company delivered net earnings of $93.8 million, or $1.64 per share, on net sales of $826.2 million.

For the first six months, Toro reported net earnings of $144.9 million, or $2.58 per share, on a net sales increase of 1.7 percent to $1,322.8 million. In the comparable fiscal 2015 period, the company posted net earnings of $124.7 million, or $2.18 per share, on net sales of $1,300.5 million.

Earlier this week the company announced that its board of directors had declared a quarterly cash dividend of $0.30 per share.  This dividend is payable on July 12, 2016 to shareholders of record on June 21, 2016.  This year marks the company’s 7th consecutive year of annual dividend growth, and this quarter the company’s 128th consecutive quarterly dividend declaration.

“We were pleased by the strong sales in our professional segment, particularly for our landscape contractor and golf products at the start of our key selling season,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “Similarly, we are encouraged by the positive momentum we are seeing from our specialty construction business as we continue to strengthen our position in the industry.  We are experiencing strong demand for our new Dingo® TX 1000 compact utility loader, which has been well received by landscape contractors and rental houses alike.”

“On the residential side of the business, warmer spring weather early in the quarter was offset by poor weather in the later part of the quarter, which negatively impacted sales,” said Hoffman. “Our second quarter results were also negatively impacted by lower sales of residential riding products due to channel demand pulled forward in the first quarter driven by supply issues last year. We have higher inventory levels of riding mowers than normal because we wanted to ensure we were a better supplier to our customers this year, in light of the prior year manufacturing and availability issues.”

“Now, in the midst of our key selling season for spring and summer products, we are encouraged by solid retail demand across our businesses and the strong margin improvement in both segments.  However, we acknowledge that the mild winter conditions we experienced earlier this fiscal year resulted in higher inventory levels at both the company and in the field. This along with expected softer preseason retail demand for snow products will present a headwind in the second half for shipments of our residential snow and BOSS® professional snow and ice management equipment. Going forward, we will increase our efforts on those things within our control including reducing inventory levels for the second half of the fiscal year.”

The company now expects revenue growth for fiscal 2016 to be flat to up two percent and net earnings per share to increase to about $3.90 to $4.00.  For the third quarter, the company expects net earnings per share to be about $0.95.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the second quarter totaled $595.2 million, up 7.7 percent from $552.8 million in the same period last year. The increase was due largely to strong demand for landscape contractor, golf and specialty construction equipment.  For the first six months, professional segment net sales were $934.0 million, up 4.7 percent from the comparable fiscal 2015 period. For the year-to-date period, sales benefited from strong demand for both Toro® and Exmark® branded landscape contractor equipment.  Continued growth in our specialty construction business also contributed to the six month results. The sales growth for the quarter was somewhat offset by lower sales of irrigation.  International sales year to date have declined due to the impact of unfavorable currency exchange rates.

•                  Professional segment earnings for the second quarter totaled $141.6 million, up 17.2 percent from $120.8 million in the same period last year. For the first six months, professional segment earnings were $203.2 million, up 15.2 percent from the comparable fiscal 2015 period.

Residential

•                  Residential segment net sales for the second quarter were $238.2 million, down 11.1 percent from $267.9 million in the same period last year. The sales decrease was primarily due to reduced channel demand for our zero turn riding mowers. The decline was somewhat offset by higher sales of our walk power mowers driven by demand for new products including our all wheel drive and SMARTSTOW® mowers. For the first six months, residential segment net sales were $382.5 million, down 5.0 percent from the comparable fiscal 2015 period.

•                  Residential segment earnings for the second quarter were $35.0 million, up 0.4 percent from $34.8 million the same period last year. For the first six months, residential segment earnings were $51.7 million, up 6.5 percent from the comparable fiscal 2015 period.

OPERATING RESULTS

Gross margin as a percent of sales for the second quarter was 36.2 percent, an increase of 210 basis points from the same period last year. The increase was due to favorable commodity costs, productivity improvements and product mix, with stronger sales in our professional segment.  For the first six months, gross margin as a percent of sales was 36.7 percent, an increase of 200 basis points from the same period last year, again due to favorable commodity costs, productivity and product mix.

Selling, general and administrative (SG&A) expense as a percent of sales for the second quarter was 17.7 percent, an increase of 40 basis points from the same period last year. For the first six months, SG&A expense as a percent of sales was 20.9 percent, an increase of 30 basis points in the comparable period last year.

Operating earnings as a percent of sales for the second quarter was 18.5 percent, an increase of 170 basis points year over year. Operating earnings as a percent of sales for the first six months was 15.8 percent, an increase of 170 basis points from the same period last year.

The effective tax rate for the second quarter was 31.5 percent, compared to 31.1 percent year over year. For the first six months, the effective tax rate was 30.3 percent, compared to 30.0 percent in the same period last year.

Accounts receivable at the end of the second quarter totaled $329.8 million, down 6.2 percent compared to last year. Net inventories were $369.1 million, up 8.1 percent and trade payables were $260.5 million, up 1.6 percent compared to the same period last year.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment, including turf, snow and ground engaging equipment and irrigation and outdoor lighting solutions. With sales of $2.4 billion in fiscal 2015, Toro’s global presence extends to more than 90 countries.  Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL

May 19, 2016 at 10:00 a.m. CDT

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on May 19, 2016. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Forward-Looking Statements

This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international operations and markets, including political, economic and/or social instability and tax policies in the countries in which we manufacture or sell our products; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions, including our acquisition of the BOSS® professional snow and ice management business; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, conflict mineral disclosure, taxation, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	April 29,	May 1,	April 29,	May 1,
	2016	2015	2016	2015
Net sales	$836,441	$826,242	$1,322,839	$1,300,453
Gross profit	303,187	281,972	485,841	450,971
Gross profit percent	36.2%	34.1%	36.7%	34.7%
Selling, general, and administrative expense	148,097	143,517	276,912	268,094
Operating earnings	155,090	138,455	208,929	182,877
Interest expense	(4,721)	(4,768)	(9,375)	(9,484)
Other income, net	3,873	2,450	8,385	4,717
Earnings before income taxes	154,242	136,137	207,939	178,110
Provision for income taxes	48,561	42,374	62,997	53,397
Net earnings	$105,681	$93,763	$144,942	$124,713

Basic net earnings per share of common stock	$1.92	$1.68	$2.64	$2.23

Diluted net earnings per share of common stock	$1.89	$1.64	$2.58	$2.18

Weighted-average number of shares of common stock outstanding — Basic	54,904	55,864	54,959	55,954

Weighted-average number of shares of common stock outstanding — Diluted	55,986	57,073	56,077	57,157

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	April 29,	May 1,	April 29,	May 1,
Segment Net Sales	2016	2015	2016	2015
Professional	$595,209	$552,774	$934,045	$892,480
Residential	238,231	267,867	382,515	402,610
Other	3,001	5,601	6,279	5,363
Total*	$836,441	$826,242	$1,322,839	$1,300,453

*Includes international sales of:	$196,338	$195,384	$323,584	$338,285

	Three Months Ended		Six Months Ended
	April 29,	May 1,	April 29,	May 1,
Segment Earnings (Loss) Before Income Taxes	2016	2015	2016	2015
Professional	$141,623	$120,815	$203,215	$176,474
Residential	34,988	34,838	51,727	48,565
Other	(22,369)	(19,516)	(47,003)	(46,929)
Total	$154,242	$136,137	$207,939	$178,110

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	April 29,	May 1,
	2016	2015
ASSETS
Cash and cash equivalents	$174,639	$109,295
Receivables, net	329,837	351,602
Inventories, net	369,070	341,440
Prepaid expenses and other current assets	36,683	38,210
Deferred income taxes	39,878	43,202
Total current assets	950,107	883,749

Property, plant, and equipment, net	222,069	219,941
Long-term deferred income taxes	28,535	26,416
Goodwill and other assets, net	342,030	349,021
Total assets	$1,542,741	$1,479,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$23,286	$23,444
Short-term debt	—	24,900
Accounts payable	260,504	256,391
Accrued liabilities	316,811	314,505
Total current liabilities	600,601	619,240

Long-term debt, less current portion	337,909	361,428
Deferred revenue	11,565	11,244
Other long-term liabilities	30,058	24,211
Total stockholders’ equity	562,608	463,004
Total liabilities and stockholders’ equity	$1,542,741	$1,479,127

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Months Ended
	April 29,	May 1,
	2016	2015
Cash flows from operating activities:
Net earnings	$144,942	$124,713
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(4,551)	(3,709)
Provision for depreciation, amortization, and impairment loss	31,526	30,613
Stock-based compensation expense	5,197	5,090
Decrease/(increase) in deferred income taxes	253	(1,107)
Other	(464)	(47)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(150,072)	(193,552)
Inventories, net	(37,418)	(56,099)
Prepaid expenses and other assets	(91)	(5,168)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	147,832	194,514
Net cash provided by/(used in) operating activities	137,154	95,248

Cash flows from investing activities:
Purchases of property, plant, and equipment	(22,622)	(27,261)
Proceeds from asset disposals	203	57
Contributions to finance affiliate, net	(2,865)	(4,512)
Proceeds from sale of a business	1,500	—
Acquisitions, net of cash acquired	—	(198,329)
Net cash provided by/(used in) investing activities	(23,784)	(230,045)

Cash flows from financing activities:
Repayments of short-term debt	(1,161)	(1,283)
(Repayments of)/increase in long-term debt	(16,788)	(276)
Excess tax benefits from stock-based awards	11,285	5,057
Proceeds from exercise of stock options	14,684	5,168
Purchases of Toro common stock	(41,018)	(49,323)
Dividends paid on Toro common stock	(33,005)	(27,975)
Net cash provided by/(used in) financing activities	(66,003)	(68,632)

Effect of exchange rates on cash and cash equivalents	997	(2,149)

Net increase/(decrease) in cash and cash equivalents	48,364	(205,578)
Cash and cash equivalents as of the beginning of the fiscal period	126,275	314,873
Cash and cash equivalents as of the end of the fiscal period	$174,639	$109,295

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